Exhibit 99.1
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES ACQUISITION OF SOLAR INVERTER PROVIDER, PV
POWERED
Fort Collins, Colo., March 24, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced it has signed a definitive agreement to acquire PV Powered Inc., a leading manufacturer of grid-tied PV inverters in the residential, commercial, and utility-scale markets. The acquisition is expected to add an estimated $40-50 million to Advanced Energy’s 2010 revenues and be neutral to marginally dilutive to GAAP net income in 2010.
“We are very excited to announce this acquisition and believe the combination of Advanced Energy and PV Powered will continue our strong momentum in the inverter market, propelling us forward as a leading manufacturer of solar inverters in North America. The addition of PV Powered’s transformer-based inverters with power levels below 500kw for the small to mid range commercial inverter market allows Advanced Energy to target a portion of the market that we have not yet addressed. As a combined company, our comprehensive portfolio of both transformerless and transformer-based inverter products will serve the entire spectrum of commercial project sizes from 30kw to multi-megawatt utility installations, placing us firmly at the heart of the emerging and fast-growing solar inverter market,” said Hans Betz, chief executive officer of Advanced Energy.
PV Powered is an innovation leader for high-reliability transformer-based PV inverters utilized in commercial roof top and ground mount systems in the North American market. Founded in 2003 and based in Bend, Oregon, PV Powered is a privately held company with approximately 90 employees and $21 million of revenues in 2009. Its inverters range in size from 30kw to 260kw for the commercial market and 1kw to 5kw for the residential market, with market leading efficiency ratings. PV Powered’s experienced inverter engineering team has continuously optimized the performance and reliability of its inverters allowing PV Powered to offer the industry’s first standard 10 year product warranty and optional 20 year extended warranty.
“The employees and management of PV Powered are extremely excited at the prospect of joining Advanced Energy,” said Gregg Patterson, chief executive officer of PV Powered. “PV Powered and Advanced Energy have a collective history of industry innovation, driven by a commitment to power conversion efficiency and inverter reliability that leads the market. Both organizations share a common mission to deliver the lowest levelized cost of energy and the highest levels of customer satisfaction. Together, we can offer the broadest technology and product portfolio in the industry.”
Under the agreement, Advanced Energy will acquire PV Powered for a purchase price of up to $90 million consisting of $50 million to be paid at closing in the form of $35 million in cash and $15 million in Advanced Energy’s common stock, as well as up to $40 million in a potential earn-out based on PV Powered’s full year 2010 financial results. The transaction will be subject to a number of other customary closing conditions and regulatory approvals including Hart Scott Rodino. Throughout 2010, PV Powered will operate as a wholly-owned subsidiary, continuing to sell and support its PV Powered branded inverters.
Currently, we anticipate sales of PV Powered’s inverter to contribute as much as $40M-$50 million to Advanced Energy’s 2010 revenue. Of that, we expect $30-35 million to come from sales to the commercial market and $10-15 million from the residential market. We anticipate gross margins on these products to be in the range of 26-29% and have additional operating expenses of $3-4 million.
Needham & Company, LLC acted as the financial advisor and provided a fairness opinion to Advanced Energy related to this transaction.
Conference Call
Management will host a conference call today, March 24, 2010, at 2:00 pm Eastern Daylight Time to discuss the acquisition. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference passcode 64949878. For a replay of this teleconference, please call

(800) 642-1687 or (706) 645-9291, and enter the passcode 64949878. The replay will be available through 11:59 pm Eastern Daylight Time, March 26, 2010. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
Forward-Looking Language
Statements in this press release and information discussed on the related conference call concerning the proposed transaction and future business, operating and financial condition of the company and PV Powered, including expectations regarding revenues, gross margins, and operating expenses for future periods, including achievement of the milestones subject to the earn-out under the merger agreement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: satisfaction of the closing conditions under the definitive agreement and the successful closing of the acquisition of PV Powered, the amount of the final purchase price, and the successful integration of the operations of Advanced Energy and PV Powered following the closing and our expectations surrounding the benefits of the transaction; as well as the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Specifically, Advanced Energy targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.

About PV Powered
PV Powered is the innovation leader for grid-tied PV inverters in the residential, commercial and utility markets, setting the industry standard for innovation in reliability and efficiency. Founded in Bend, Oregon in 2003 and privately owned, the company brings together one of the most experienced design teams in solar power electronics. PV Powered was recently selected to receive a Stage 2 award under the Solar Energy Grid Integration System (SEGIS) program by the U.S. Department of Energy (DOE). The company is leading a team of recognized distributed energy and smart grid partners in developing innovations that increase energy harvest, reduce the cost of PV systems, and remove barriers to high levels of PV grid penetration. For more information on the company, visit www.pvpowered.com.
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